EXHIBIT 99.1
Corcept Therapeutics Announces First Quarter Financial Results
and Provides Corporate Update
•Revenue of $164.9 million, compared to $157.2 million in first quarter 2025
•Increase in 2026 revenue guidance to $950 – $1,050 million
•Net loss of $31.8 million, compared to net income of $20.5 million in first quarter 2025
•Cash and investments of $515.4 million at March 31, 2026
•Lifyorli™ (relacorilant) approved by FDA in March 2026 for the treatment of patients with platinum-resistant ovarian cancer
REDWOOD CITY, Calif., (April 30, 2026) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today reported its results for the quarter ended March 31, 2026.
Financial Results

Corcept’s first quarter 2026 revenue was $164.9 million, compared to $157.2 million in the first quarter of 2025. First quarter 2026 operating expenses were $214.5 million, compared to $153.8 million in the same period last year, due to increased spending to prepare for the launch of Lifyorli to treat patients with platinum-resistant ovarian cancer and to invest in growth initiatives in our Cushing’s syndrome business. Net loss per common share (diluted) was $0.30 in the first quarter of 2026, compared to net income per common share (diluted) of $0.17 in the first quarter of 2025. Corcept expects to return to profitability in the second quarter of 2026.
Cash and investments were $515.4 million at March 31, 2026, compared to $532.4 million at December 31, 2025.
“This quarter’s results include a significant milestone: With the FDA’s approval of Lifyorli (relacorilant) to treat women with platinum-resistant ovarian cancer more than three months before its PDUFA date, this is the last quarter for which our financial results will reflect the sales of just one medication. In April, Lifyorli, in combination with nab-paclitaxel, was added to NCCN Guidelines® as a preferred regimen and uptake has been vigorous.
In February, our Cushing’s syndrome business completed its transition to our new pharmacy vendor, which is successfully fulfilling the increasing demand for Korlym and our authorized generic. March and April marked all-time highs in the number of patients starting treatment.
We have increased our 2026 revenue guidance to $950 – $1,050 million,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer.
Clinical Development
“The FDA’s approval of Lifyorli in platinum-resistant ovarian cancer is welcome news for women with this difficult-to-treat disease. It also underscores the potential of our oncology program, which we believe will produce medications to treat many tumor types and a broad array of combination therapies. We expect results from our BELLA trial combining relacorilant with nab-paclitaxel and bevacizumab in patients with platinum-resistant ovarian cancer by the end of this year, with results from our studies of relacorilant in patients with platinum-sensitive ovarian, endometrial, cervical and pancreatic cancers available by the end of next year. Our Phase 1b SYNERGY study combining our proprietary, selective glucocorticoid receptor antagonist, nenocorilant, with the PD-1 checkpoint inhibitor nivolumab will also produce results next year,” said Dr. Belanoff.

“We are engaged with the FDA to determine the best path forward for our New Drug Application (NDA) for relacorilant in Cushing’s syndrome and are confident that the ultimate outcome will be approval.
In addition, results from MONARCH, our Phase 2b trial in patients with metabolic dysfunction-associated steatohepatitis (MASH), are expected by the end of this year. We also plan to start a Phase 3 trial of dazucorilant in patients with ALS later this year. The goal of this trial will be simple – replicate the significant survival benefits observed in our Phase 2 DAZALS study,” added Dr. Belanoff.
Hypercortisolism (Cushing’s Syndrome)
•New Drug Application – Engaged with FDA to determine best path forward for relacorilant to treat patients with Cushing’s syndrome
•GRACE – Pivotal Phase 3 trial of relacorilant in 152 patients with Cushing’s syndrome – Results published in The Lancet Diabetes & Endocrinology (Pivonello et al, February 2026)
•CATALYST – Findings referenced in the March 2026 update of the American Association of Clinical Endocrinology (AACE) Consensus Statement Algorithm for Management of Adults with Type 2 Diabetes
•MOMENTUM – Prevalence of hypercortisolism was 27.3 percent in 1,086 patients with resistant hypertension – Results presented at the American College of Cardiology (ACC) in March
“Our studies have shown that patients with hypercortisolism who receive relacorilant experience clinically and statistically significant improvements in multiple signs and symptoms of the disease, without the off-target effects and adverse reactions associated with currently available treatments,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer. “Relacorilant has the potential to become the new standard of care.”
“The need for better treatments for patients with hypercortisolism is urgent. Our CATALYST and MOMENTUM studies demonstrate that hypercortisolism is an underlying driver of disease for many patients with diabetes and hypertension, whose disease doesn’t respond to standard-of-care treatments. These findings will lead to increased screening and improved treatment,” added Dr. Guyer.
Oncology
Relacorilant in Combination with Chemotherapy
•FDA approved Lifyorli (relacorilant) plus nab-paclitaxel for the treatment of patients with platinum-resistant ovarian cancer in March 2026
•Lifyorli plus nab-paclitaxel, added to the National Comprehensive Cancer Network® Clinical Practice Guidelines in Oncology (NCCN Guidelines®) as a preferred regimen in April 2026
•Marketing Authorization Application (MAA) – European Medicines Agency reviewing MAA for relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer – Approval expected by the end of this year
•ROSELLA – Both dual primary endpoints (progression-free and overall survival) met – Complete results presented at the Society of Gynecologic Oncology (SGO) meeting in April and published in The Lancet (Lorusso et al, April 2026)
•BELLA Part A – Enrollment completed in Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 95 patients with platinum-resistant ovarian cancer – Results expected by the end of this year
•BELLA Part B – Enrollment continues in Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 90 patients with platinum-sensitive ovarian cancer whose disease progressed while on a PARP inhibitor

•BELLA Part C – Enrollment continues in Phase 2 trial of relacorilant plus nab-paclitaxel in 90 patients with endometrial cancer (who have received one or two prior lines of therapy)
•STELLA – Initiated Phase 2 trial of relacorilant plus nab-paclitaxel in 50 patients with cervical cancer (received one or two prior lines of therapy), conducted in collaboration with ARCAGY-GINECO
•TRIDENT – Enrollment continues in Phase 2 trial of relacorilant plus nab-paclitaxel and gemcitabine as first-line therapy in 60 patients with pancreatic cancer
Nenocorilant in Combination with Immunotherapy
•SYNERGY – Enrollment continues in Phase 1b dose-finding trial of nenocorilant plus nivolumab in 30 patients with a variety of solid tumors
Relacorilant in Combination with Androgen Deprivation Therapy
•Prostate cancer – Enrollment continues in randomized, placebo-controlled Phase 2 trial of relacorilant plus enzalutamide in 90 patients with early-stage prostate cancer, conducted in collaboration with the University of Chicago
“The FDA approved Lifyorli because the addition of Lifyorli to nab-paclitaxel in our Phase 3 ROSELLA trial reduced the risk of death in patients with platinum-resistant ovarian cancer by 35 percent, with no need for a biomarker selection. These outstanding results, along with pre-clinical and clinical data that we and our academic collaborators have generated, validate the thesis that glucocorticoid receptor antagonism may help patients with a wide variety of tumor types and may be useful in combination with a wide variety of chemo- or immuno-therapies. Our development program is dedicated to proving this idea,” added Dr. Guyer.
Metabolic Dysfunction-Associated Steatohepatitis (MASH)
•MONARCH – Enrollment completed in randomized, double-blind, placebo-controlled, Phase 2b trial of miricorilant in 175 patients with biopsy-confirmed or presumed MASH – Results expected by the end of this year
“In our Phase 1b study, miricorilant rapidly reduced liver fat while improving fibrosis, liver enzymes and other markers of liver health, including key metabolic and lipid measures. We look forward to building on these promising findings in our Phase 2b MONARCH study, with results expected by the end of this year,” said Dr. Guyer.
Amyotrophic Lateral Sclerosis (ALS)
•DAZALS – Exploratory analyses showed that patients who received dazucorilant 300 mg exhibited an 84 percent reduction in risk of death during the study’s first year compared to patients who received placebo (hazard ratio: 0.16, p-value: 0.0009) – This benefit persisted into the study’s second year with an 87 percent reduction in risk of death (hazard ratio: 0.13, p-value: <0.0001)
•Phase 3 trial – Planned to begin later this year
“Elevated cortisol activity is associated with ALS. In our Phase 2 DAZALS study, patients who received dazucorilant exhibited a profound reduction in early mortality, at a stage when many patients with ALS still retain significant function and quality of life,” said Dr. Guyer. “Our ongoing dose-titration study aims to improve gastrointestinal tolerability to inform the path forward in this program.”
Conference Call
We will hold a conference call on April 30, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants must register in advance of the conference call by clicking here. Upon registering, each participant will receive a dial-in number and a unique access PIN. Each access PIN will accommodate one caller. A listen-only webcast will be available by clicking here. A replay of the call will be available on the Investors / Events tab of Corcept.com.
About Corcept Therapeutics
For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders, leading to the discovery of more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with Cushing’s syndrome, solid tumors, ALS and liver disease. In 2012, the company introduced Korlym, the first medication approved by the U.S. FDA for the treatment of patients with endogenous Cushing’s syndrome. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from any future results expressed or implied by such forward-looking statements.
In this press release, forward-looking statements include those concerning: our 2026 revenue guidance; our investment in growth initiatives in our Cushing’s syndrome business; our expected return to profitability in the second quarter of 2026; the expectation that our future financial results will reflect sales of more than one medication; the potential of our oncology program to produce medications to treat many tumor types and a broad array of combination therapies; regulatory review of relacorilant, including engagement with the FDA to determine the best path forward for our NDA for relacorilant in Cushing’s syndrome and our confidence that the ultimate outcome will be approval, and our expectation to receive approval of relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer from the European Medicines Agency based on its review of our MAA by the end of this year; statements related to ongoing and planned clinical trials, including statements regarding the potential to produce important data, timing of such trials, expected patient enrollment, and the expected timing, availability and publication or presentation of results; our plan to start a Phase 3 trial of dazucorilant in patients with ALS and for this trial to replicate the significant survival benefits observed in our Phase 2 DAZALS study; relacorilant’s potential to become a new standard of care for treatment of patients with hypercortisolism; the findings of our CATALYST and MOMENTUM studies and the possibility that these findings will lead to increased screening and improved treatment for diabetes and hypertension driven by hypercortisolism; the potential of glucocorticoid receptor antagonism to help patients with a wide variety of tumor types and to be useful in combination with a wide variety of chemo- or immuno-therapies, and our development program’s dedication to proving this; the expectation that we will have results from our Phase 2b MONARCH study of miricorilant in patients with MASH by the end of 2026 and our ability to build on the findings from this study; and our intent to use our ongoing dose-titration study of dazucorilant to improve gastrointestinal tolerability of and inform the design of the Phase 3 trial of dazucorilant in patients with ALS.
A further description of risks and uncertainties can be found in our SEC filings, which are available at our website and the SEC’s website. These risks and uncertainties include, but are not limited to, those related to our ability to: operate our business; study and develop Korlym, relacorilant, miricorilant, dazucorilant, nenocorilant and our other product candidates; those molecules’ clinical attributes, regulatory approvals, mandates, oversight and other requirements; and the scope and protective power of our intellectual property. We disclaim any intention or duty to update forward-looking statements made in this press release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2026	December 31, 2025(1)
	(Unaudited)
Assets
Cash and investments	$515,445	$532,422
Trade receivables, net of allowances	39,072	59,786
Inventory	27,396	23,962
Operating lease right-of-use asset	7,196	4,583
Deferred tax assets, net	181,561	168,197
Other assets	44,211	47,701
Total assets	$814,881	$836,651
Liabilities and Stockholders’ Equity
Accounts payable	$33,306	$40,444
Operating lease liabilities	9,637	6,107
Other liabilities	133,951	142,295
Stockholders’ equity	637,987	647,805
Total liabilities and stockholders’ equity	$814,881	$836,651

(1) Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenues
Product revenue, net	$164,903	$157,214

Operating expenses
Cost of sales	2,883	2,403
Research and development	66,265	60,735
Selling, general and administrative	145,356	90,660
Total operating expenses	214,504	153,798
(Loss) income from operations	(49,601)	3,416
Interest and other income	4,886	6,202
(Loss) income before income taxes	(44,715)	9,618
Income tax benefit	12,954	10,929
Net (loss) income	$(31,761)	$20,547

Net (loss) income attributable to common stockholders	$(31,202)	$20,288

Basic net (loss) income per common share	$(0.30)	$0.19

Diluted net (loss) income per common share	$(0.30)	$0.17

Weighted-average shares outstanding used in computing net (loss) income per common share
Basic	104,435	104,106
Diluted	104,435	119,819

CONTACT:
Corcept Therapeutics
Investor Relations
ir@corcept.com
www.corcept.com